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                AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 2 to the Investment Advisory Agreement (the "Agreement") dated May 1, 2003, as amended January 11, 2007 by and between Met Investors Advisory LLC (the "Manager") and Pacific Investment Management Company LLC (the "Adviser") with respect to the PIMCO Inflation Protected Bond Portfolio ("Portfolio"), is entered into effective the 30th day of April, 2007.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:

                             Percentage of average daily net assets
                  ------------------------------------------------------------
PIMCO Inflation   0.25% of first $1 billion of such assets, plus 0.20% of such
Protected Bond    assets over $1 billion
Portfolio

     2. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 30th day of April, 2007.

                                        MET INVESTORS ADVISORY LLC


                                        By: /s/ Authorized Officer
                                            ------------------------------------
                                            Authorized Officer


                                        PACIFIC INVESTMENT MANAGEMENT COMPANY
                                        LLC


                                        By: /s/ Authorized Officer
                                            ------------------------------------
                                            Authorized Officer